Exhibit 10.2

THIS EMPLOYMENT AGREEMENT is made the _______ day of ____________ 2024

BETWEEN:

(1)	HOMESTOLIFE PTE. LTD. (Company Registration No:198904163Z), a company incorporated in Singapore and having its registered office at 6 Raffles Boulevard #02-01/02, Marina Square Singapore 039594) (the “Company”); and

(2)	CHEW KWANG YONG (Identification No. XXXX) of [address] (the “Executive”),

(collectively, the “Parties” and each, a “Party”).

WHEREAS:

The Company has agreed to employ the Executive, and the Executive has agreed to be employed by the Company upon the terms and subject to the conditions set out in this Agreement.

IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1.	Definitions

In this Agreement, the following words shall have the following meanings:

“Board” means the board of directors from time to time of HTLL or any Group Company and includes any committee of the Board duly appointed by it;

“CFO” means the Chief Financial Officer for the time being of the Company;

“Commencement Date” means March 1, 2024 or such other date as the Parties may agree;

“Group” means the HTLL and any of its subsidiaries (including the Company) from time to time;

“Group Company” means any company within the Group;

“HTLL” means HomesToLife Ltd;

“Termination Date” means the date upon which this Agreement terminates; and

“S$” means the lawful currency of the Republic of Singapore.

1.2.	Interpretation

1.2.1.	The headings to the Clauses shall not be taken into consideration in the interpretation or construction thereof of this Agreement.

1.2.2.	Unless the context otherwise requires, words importing the singular number includes the plural number and vice versa and words importing the masculine gender shall include the feminine and neuter genders.

1.2.3.	The words “written” and “in writing” include any means of visible reproduction. References to the “Schedule” and “Clauses” are to be construed as references to the schedules and clauses of this Agreement.

1

2.	Position

2.1.	The Executive will be employed as the CFO by the Company for the roles and responsibilities in the parent entity HTLL.

2.2.	The Executive warrants and represents that she will not be in breach of any contract or other obligation to any third party binding upon his by reason of entering into this Agreement or performing any of his duties and obligations under it. The Executive further warrants and represents that she is not under any criminal indictment or charge.

2.3.	The Executive acknowledges that the Company has agreed to enter into this Agreement relying on these representations and warranties and any breach of the same will be treated as a material breach so as to justify the summary termination of the Executive’s employment without notice, save for any other remedy available other the applicable law.

3.	Place of Work

3.1.	The Executive’s primary place of work will be in Singapore. The Executive may be also required to work at other locations outside Singapore from time to time as directed by the Company, and she may be required to travel to other countries.

4.	Hours of Work

4.1.	The Company’s normal business hours are 8:30am to 5:30pm Monday to Friday.

4.2.	The Company reserves the right to change the Executive’s working hours and its normal business hours as the needs of the business may require. The Executive may also be required to work outside normal business hours as reasonably directed by the Company or as may be necessary for the full and proper performance of his duties under this Agreement. No additional payment will be made for any overtime worked.

5.	Duties

5.1.	Scope

The Executive will perform all duties assigned to his in his capacity as CFO of HTLL and shall be responsible for the roles under the position of CFO of HTLL and any other duties or tasks assigned by the Company or the Board from time to time.

5.2.	Secondment to Group Companies

The Company reserves the right to second the Executive to perform duties or services for the Group or any Group Company without further remuneration (unless otherwise agreed) and the Executive consents to such offices (which may include assuming an executive post or position on the board of directors and assuming such other executive or management positions), in any such Group Company (the “Secondee”) as the Board may from time to time reasonably require (the “Secondment”). In the event of any Secondment, the Executive shall remain an employee of the Company at all times and shall not be deemed to be an employee of the Secondee by the virtue of the Secondment. For the avoidance of doubt, the Company shall continue to pay remuneration to the Executive, in accordance with this Agreement, for the period of the Secondment.

2

5.3.	Reporting

The Executive will report to the Board and/or any other representative of the Group as directed by the Board (“Representatives”), and keep his/them appraised of any information concerning the Company and provide any explanations, information and assistance regarding the business that she/they may from time to time require.

5.4.	Fiduciary Obligations and Conflict of Interest

The Executive acknowledges that the employment relationship requires mutual trust and confidence between the Executive and the Company and agrees that she owes a fiduciary duty to the Company and is, amongst other things, obliged to:

5.4.1.	act in good faith and fidelity to the Company including ensuring that there is no conflict between the personal interest of the Executive and his duties to the Company;

5.4.2.	fully disclose and obtain prior written consent from the HTLL’s Chairman and/or the Representatives to enter into any transaction or contract or commercial arrangement for profit where such a transaction or contract or arrangement is in direct or indirect conflict between the personal interest of the Executive and his duties to the Company;

5.5.	Receipt of Payments or Benefits in Kind

The Executive undertakes not to accept any payment or other benefit in money or kind from any person or entity as an inducement or reward for any act or forbearance in connection with any matter or business transacted by or on behalf of the Company.

5.6.	Acknowledgement

The Executive acknowledges that any breach of the requirements of this Clause 5 may in the circumstances constitute a fundamental breach of the necessary trust and confidence required in an employment relationship so as to justify the summary termination of the Executive’s employment without notice.

6.	Remuneration, allowance and bonus

6.1.	The Executive will be paid a basic salary (“Basic Salary”) at the rate of S$1 per month. The Basic Salary shall be payable to the Executive’s nominated bank account in accordance with the company policies.

6.2.	The Executive’s salary may be reviewed by the Company on an annual basis. Any increase in salary is in the sole discretion of the Company.

6.3.	The Executive shall have sole responsibility for and shall indemnify the Company in respect of the payment of all income tax and any other form of taxation, withholdings or charges in respect of all payments payable to the Executive under this Agreement.

6.4.	The Company shall reimburse to the Executive all traveling, hotel, entertainment and other expenses reasonably incurred by him in the reasonable performance of his duties hereunder upon the Executive providing the Board with such vouchers or other evidence of actual payment of such expenses as the Board may require.

3

7.	Annual Leave

7.1.	Subject to Clause 8.4, in addition to the gazetted public holidays in Singapore (excluding Sundays), the Executive shall be entitled to twenty-five (25) days paid annual leave for each calendar year, to be calculated and taken in accordance with the company policies.

8.	Sick Leave

8.1.	If the Executive is absent from work due to illness or injury, she shall:

8.1.1.	promptly notify the Company by telephone or by email of any absence through sickness; and

8.1.2.	if requested by the Company, provide the Company with a medical certificate to support his absence for any absence of three days or less; or

8.1.3.	provide the Company with a medical certificate for any consecutive period of absence of four days or more and with further medical certificates for each subsequent week of absence due to sickness.

8.2.	The Executive is entitled to fourteen (14) paid sick leave per year.

9.	Term and termination

9.1.	This Agreement shall be effective upon the Commencement Date and shall continue to be effect until or unless terminated by either Party by giving not less than three (3) months’ prior notice in writing or payment in lieu of notice of a sum equivalent to three (3) months remuneration.

9.2.	The Company reserves the right to terminate the Executive’s employment immediately without notice or payment in lieu if:

9.2.1.	the Executive commits any breach or have repeated have continued (after warning) any breach of his obligations under this Agreement;

9.2.2.	the Executive commits any act or engages in any conduct which would bring the Executive, the Company or any Group Company into disrepute;

9.2.3.	the Executive is guilty of any serious misconduct, unreasonable absenteeism, wilful disobedience of the Company’s lawful orders, wilful refusal to perform all or any of your duties, insubordination, breach of company secrecy, or violation of any applicable laws and regulations to which either the Executive or the Company is subject;

9.2.4.	the Executive is convicted of any criminal offence other than an offence which is in Company’s reasonable opinion does not affect your position as the Company’s employee;

9.2.5.	the Executive becomes of unsound mind;

9.2.6.	the Executive has a bankruptcy application or petition served on his or makes any arrangement or composition with his creditors generally; or

9.2.7.	the Executive becomes incapable by reason of illness or other cause(s) from duly attending to his duties for a period or periods exceeding sixty (60) days in each calendar year save and except when such incapacity is caused in the course of the Executive’s duty without gross negligence by the Executive.

4

The right of the Company to terminate the Executive’s employment under this Clause 9.2 is without prejudice to any other rights it may have at law and is without prejudice to any other remedy the Company may have if the termination is caused by the Executive’s breach of the terms of his employment.

9.3.	Should the Company terminate the Executive’s employment, all of the Executive’s post termination obligations contained in this Agreement, in particular the confidentiality, non-solicitation and non-competition provisions in Clauses 10 and 11, shall remain in full force and effect.

9.4.	Upon termination of the Executive’s employment for any reason (or earlier if requested)

9.4.1.	the Executive shall forthwith return and deliver up to the Company all property (including but not limited to any documents, copy documents (in hard or soft copy), software, credit cards, keys and security passes, laptops, mobile phones or other telecommunication devices) belonging to the Group which are in his possession or control;

9.4.2.	the Executive shall not at any time after the termination of his employment represent himself as being in any way connected with the business of the Group; and

9.4.3.	immediately and without claim for compensation resign from all positions and offices held in the Company or any Group Company (if any). The Executive irrevocably appoints the Company and its duly authorised officers and agents as the Executive’s agent and attorney, to act for and on the Executive’s behalf to sign, execute, verify and file any such documents and to do all other acts to effect such resignation with the same legal force and effect as if executed by the Executive.

10.	Confidentiality

10.1.	In the course of the Executive’s employment with the Company, the Executive will receive and have access to information which is confidential to the Group and its clients. The Executive agrees and undertakes to maintain in strict confidence any and all information concerning the business and financing of the Group acquired during his employment with the Company, as well as confidential information of any other third parties to which she may have access.

10.2.	During and for a period of two (2) years after the Executive’s employment with the Company, (except as required in the performance of his duties with the Company, as permitted by the Company or as required by applicable laws, or if the information lawfully comes into the public domain), the Executive will not use for his own account or divulge or disclose to any person, firm or company any trade secret, intellectual property or any other confidential information of or relating to the Group or any third party which the Group owes confidentiality obligations to.

For the purposes of this Agreement, “confidential information” shall include but shall not be limited to all information not in the public domain concerning the business, products, customer and client lists and contact details, procedures, processes, inventions, designs, trade secrets, management strategies know-how, technology, accounts, finances, business and marketing plans, contracts, suppliers and business affairs of the Group.

10.3.	The Executive will at all times use his best endeavours to maintain the confidentiality of and to prevent the publication or disclosure of any and all information referred to in this Clause 10, both during and for a period of two (2) years after the termination of his employment.

10.4.	The confidential information specified in Clause 10.2 conceived, developed, produced or received by the Executive during his employment shall be disclosed to the Company and the Executive hereby agrees to assign all right, title and interest in them to the Company and assist the Company in obtaining and enforcing patents, copyrights and other legal rights for any inventions, designs and trade secrets. The Executive further agrees that all such property and copies thereof shall be surrendered by his to the Company immediately upon the termination of his employment or at the request of the Company at any time during the course of his employment.

5

11.	Non-solicitation and non-competition

11.1.	The Executive covenants with the Company that she shall not , without the prior written consent of HTLL, at any time during the continuance of this Agreement and for a further period of six (6) months following the Termination Date, either on his own behalf or for any other person directly or indirectly:

11.1.1.	engage or seek to do business which shall be in competition with the business of the Group or of similar nature to the Group;

11.1.2.	solicit, divert or do business with any person, firm or company who has done business with the Group in the previous twelve (12) months preceding the Termination Date;

11.1.3.	canvass, solicit or otherwise endeavour to entice away from the Group the custom of any person who at any time during the twelve (12) months preceding the Termination Date has been a customer or supplier of the Group and during such period the Executive shall not use his knowledge of or influence over any such customer or supplier to or for his own benefit or the benefit of any other person carrying on business in competition with the Group or otherwise use his knowledge of or influence over any such customer or supplier to the detriment of the Group; or

11.1.4.	solicit, induce or endeavour to solicit or entice away from the Group any employee or independent contractor who was employed or engaged by the Group.

11.2.	The Executive acknowledges that the restrictions set out above are reasonable and necessary for the protection of the legitimate interests of the Group with whom or on whose behalf the Executive has had business dealings and that, having regard to those interests, those restrictions do not work unreasonably upon her.

11.3.	It is hereby agreed between the Executive and the Company that if any one or more of such restrictions shall either be taken by itself or themselves together be adjusted to go beyond what is reasonable in all the circumstances for the protection of the Group’s legitimate interests but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the restrictions shall apply with such deletions, restrictions or limitations, as the case may be.

12.	Personal Data

12.1.	Throughout the course of the Executive’s employment with the Company, personal data relating to the Executive may be used, disclosed and/or processed by the Group for various legal, personal, administrative, management and human resource management purposes. These purposes include, but are not limited to: provision of benefits, compensation and payroll; facilitating performance reviews and appraisals; career development activities; completing tax returns, reviewing employment decisions and monitoring and recording any use that the Executive may make of the Group’s electronic communications systems for the purpose of ensuring that the company policies are being complied with and for legitimate business purposes.

12.2.	The Executive hereby consents to the disclosure, processing and/or transfer of his personal data to any Group Company or Group Company’s business contacts outside Singapore in order to further its or their business interests in accordance with the applicable personal data protection legislation, regulations and guidelines.

6

12.3.	The Executive shall comply with the applicable personal data protection legislation, regulations and guidelines when handling personal data in the course of his employment including personal data relating to any employee, customer, client, supplier or agent of the Group.

12.4.	It is the Company’s policy to retain certain personal data of employees when they cease to be employed. Such data is required for residual employment-related activities including but not limited to the provision of a job reference; processing application’s for re-employment, matters relating to retirement benefits and allowing the Company to fulfil contractual or statutory obligations.

12.5.	Under the applicable personal data protection legislation, regulations and guidelines, the Executive has a right to request access to, and correction of his personal data in relation to his employment. If the Executive wishes to exercise these rights, she should provide the Company with a completed data access request form.

13.	Variation of Terms

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties hereto.

14.	Severability and Accrued Rights

14.1.	The various provisions of this Agreement are severable and if any provision is held to be invalid or unenforceable by any court, such invalidity and/or unenforceability will not affect the remaining provisions in this Agreement which will remain valid and enforceable.

14.2.	The expiration or termination of this Agreement howsoever arising shall not operate to affect such provisions of this Agreement as are expressed to operate or have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

15.	Notices

15.1.	Notices may be given by either party by letter addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) the

15.2.	Executive’s last known address and any notice given by letter shall be deemed to have been given at the time at which the letter would be delivered in the ordinary course of post or if delivered by hand upon delivery and in proving service by post it shall be sufficient to prove that the notice was properly addressed and posted.

16.	Entire Agreement

This Agreement sets out the entire agreement and understanding between the Parties and supersedes all other prior negotiations and agreements whether written or oral between the Executive and the Company relating to his employment by the Company.

17.	Independent legal advice

Both the Company and the Executive have been recommended to seek independent legal advice on this Agreement.

18.	Counterparts

This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Each counterpart may be signed by a party or parties and transmitted by electronic mail transmission which shall be valid and effectual as if executed as an original.

19.	Governing Law and Jurisdiction

19.1.	This Agreement is governed by and is to be construed in accordance with the laws of Singapore.

19.2.	The Parties irrevocably agree to submit for all purposes relating to this Agreement to the exclusive jurisdiction of the tribunal and the courts of Singapore.

7

IN WITNESS whereof this Agreement has been entered into by the Parties on the day and year first above written.

COMPANY

SIGNED by ___________________	)
For and on behalf of	)
HOMESTOLIFE PTE. LTD.	)
in the presence of:	)

Name:
Designation:

8

EXECUTIVE

SIGNED by	)
CHEW KWANG YONG	)
in the presence of:	)

Name:
Designation:

9